Filed pursuant to Rule 424(b)(3)
Registration No. 333-264910
PROSPECTUS
204,063,030 Shares of Class A Common Stock
8,900,000 Warrants to Purchase Shares of Class A Common Stock
NUSCALE POWER CORPORATION

This prospectus relates to (1) the issuance by us of up to 154,720,015 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of NuScale Power Corporation, a Delaware corporation (“NuScale Corp,” “we,” “our” or “us”), upon exchange (on a one-for-one basis, subject to adjustment) of Class B Units of NuScale Power, LLC, an Oregon limited liability company (“NuScale LLC”) (which Class B Units were originally purchased at various times since 2007 for ascribed prices per unit ranging from approximately $0.00 (for certain incentive awards) to $7.76 per unit, and which, together with Class B Units of NuScale LLC previously exchanged for Class A Common Stock, collectively had a weighted average ascribed purchase price of $4.74 per unit immediately after the Merger (defined below)) and cancellation of a corresponding number of shares of Class B Common Stock, par value $0.0001 per share, of NuScale Corp, and the resale of 171,755,372 shares of Class A Common Stock issued or issuable upon such exchange, the resale of which might otherwise be limited by the resale restrictions imposed on “control securities” under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); (2) the issuance by us of up to 9,558,701 shares of Class A Common Stock upon the exercise of the redeemable warrants issued in the IPO and converted in the Merger (defined below) into warrants to purchase Class A common (“Public Warrants”); (3) the issuance by us of up to 8,900,000 shares of Class A Common Stock upon the exercise of warrants to purchase Spring Valley Class A ordinary shares that were issued in a private placement concurrently with the IPO and converted in the Merger (defined below) into warrants to purchase Class A Common Stock (“Private Placement Warrants”) and the resale of such shares; and (4) the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees of up to: 8,900,000 Private Placement Warrants, which were originally purchased for $1.00 per warrant; 22,137,482 shares of Class A Common Stock, which were originally purchased for approximately $10.00 per share by investors (“PIPE Investors”) immediately prior to the consummation of the Merger (defined below); and 120,000 shares of Class A Common Stock held by former directors of Spring Valley Acquisition Corp (“Spring Valley Founders”), which were originally purchased for approximately $0.003 per share.
On May 2, 2022 (the “Closing Date”), Spring Valley Acquisition Corp., formerly a blank check company incorporated as a Cayman Islands exempted company (“Spring Valley”), completed the previously announced transactions pursuant to the Agreement and Plan of Merger dated December 13, 2021 (as amended) between Spring Valley, Spring Valley Merger Sub, LLC, an Oregon limited liability company (“Merger Sub”) and NuScale LLC, including: (a) the domestication of Spring Valley as a Delaware corporation (and the change of its name to “NuScale Power Corporation”); and (b) the merger (the “Merger”) of Merger Sub with and into NuScale LLC, with NuScale LLC as the surviving business entity in the Merger, through which the combined company was reorganized in an “UP-C” structure, with NuScale Corp now serving as the sole manager of NuScale LLC. Immediately after the Merger, NuScale LLC was owned in part, indirectly through NuScale Corp, by former public and private shareholders of Spring Valley, and in part directly by continuing equity owners of NuScale LLC (the “Legacy NuScale Equityholders”).
After the domestication and immediately before completion of the Merger, Spring Valley issued to the PIPE Investors, in private placements, 23,700,002 shares of Class A Common Stock at approximately $10.00 per share, for an aggregate purchase price of $235,000,000.
In connection with the special meeting at which shareholders approved the Merger, holders of 8,599,631 shares of Class A Common Stock, or 37.5% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.10 per share, for an aggregate redemption amount of $86.9 million. The shares of Class A Common Stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 73.8% of shares outstanding on a fully diluted basis as of May 26, 2023, assuming the exercise of all outstanding options to purchase Class A Common Stock. The sale of shares by the selling securityholders, or the perception in the market that the selling securityholders intend to sell a large number of shares, could increase the volatility of the market price of Class A Common Stock or result in a significant decline in the public trading price of Class A Common Stock. Even if our trading price is significantly below $10.00, the offering price for the Spring Valley Units (composed of one Spring Valley Class A ordinary share and one half of a Spring Valley Public Warrant) offered in our initial public offering, certain of the selling securityholders, including the Spring Valley Founders and the Legacy NuScale Equityholders, may still have an incentive to sell shares of Class A Common Stock because they purchased the shares at prices lower than the price paid by the purchasers of Spring Valley Class A ordinary shares sold in the Spring Valley initial public offering or the current trading price of Class A Common Stock. For example, based on the closing price of Class A Common Stock of $7.79 as of May 26, 2023, and assuming all shares had been sold immediately after the Merger at such price, the Spring Valley Founders could have experienced a potential profit of approximately $7.79 per share, or $934,800 in the aggregate; and the Legacy NuScale Equityholders could have realized a potential profit (on average) of approximately $3.05 per share, or $544.1 million in the aggregate. Similarly, if Spring Valley Sponsor, LLC sold Private Placement Warrants for $1.70 per warrant, the closing price of our warrants on May 26, 2023, it would realize a potential profit of approximately $0.70 per warrant, or $6.2 million in the aggregate.
The selling securityholders may offer, sell or distribute all or a portion of the Private Placement Warrants and the shares of Class A Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices.
We provide more information about how the selling securityholders may sell their shares in the section entitled “Plan of Distribution.”
We paid certain offering fees and expenses and fees in connection with the registration of the Private Placement Warrants and the Class A Common Stock and will not receive proceeds from the exchange of NuScale LLC Class B Units (and cancellation of a corresponding number of shares of Class B Common Stock) for Class A Common Stock or from the sale of the Private Placement Warrants or shares of Class A Common Stock by the selling securityholders, except with respect to any amounts received by us upon exercise of any warrants. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive from such exercises, depends on the trading price of Class A Common Stock, which may not exceed the $11.50 warrant exercise price before the warrants expire. In certain circumstances, the warrants can be exercised on a cashless basis. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of warrants or Class A Common Stock.
Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “SMR.” On May 26, 2023, the closing sale price of Class A Common Stock was $7.79 per share. Our warrants are listed on the NYSE and trade under the symbol “SMR.WT.” On May 26, 2023, the closing sale price of our warrants was $1.70 per warrant.
We are an “emerging growth company” as defined under applicable federal securities laws, and therefore are subject to certain reduced public company reporting requirements. Our principal executive offices are located at 6650 SW Redwood Lane, Suite 210, Portland, OR 97224, and our telephone number is (971) 371‑1592.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside the United States: We have taken no actions that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by selling securityholders of the securities offered by them.
Neither we nor the selling securityholders (1) have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you; (2) take responsibility for, or provide assurances as to the reliability of, any other information that others may give you; and (3) will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside the United States: neither we nor the selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
We may provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any supplement or post-effective amendment with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.” You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.
ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws that are not historical facts and that involve risks and uncertainties that could cause actual results to differ materially from expected or projected results. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•our financial and business performance, including financial projections and business metrics;
•our ability to obtain regulatory approvals to deploy our small modular reactor in the United States and abroad;
•forecasts regarding end-customer adoption rates and demand for our products in markets that are new and rapidly evolving;
•macroeconomic conditions;
•developments and projections relating to our competitors and industry;
•our anticipated growth rates and market opportunities;
•the period over which we anticipate existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio; and
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we currently consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Except as expressly required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future.
iii

SUMMARY
This summary highlights selected information included in this prospectus, including information incorporated by reference, and does not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.
NuScale
NuScale Power Corporation (“NuScale Corp,” “we,” “our” or “us”) is an advanced nuclear technology company that is developing a small modular nuclear reactor to generate steam for electrical generation, district heating, desalination, hydrogen production and other process heat applications. Our core technology, the NuScale Power Module (“NPM”), can generate 77 million watts of electrical power (“MWe”) and is premised on well-established nuclear technology principles, with a focus on the integration of components, simplification or elimination of systems and use of passive safety features. Our flagship power plant, named VOYGR, is a scalable plant design that can accommodate up to 12 NPMs with a total gross output of 924 MWe. We expect the first VOYGR power plant to be operational in 2029.
Background
NuScale Corp (formerly named “Spring Valley Acquisition Corp.”) was a blank check company incorporated under the laws of the Cayman Islands. On May 2, 2022 (the “Closing Date”), Spring Valley Acquisition Corp (“Spring Valley”), completed the following transactions pursuant to the Agreement and Plan of Merger dated December 13, 2021 (as amended) between Spring Valley, Spring Valley Merger Sub, LLC (“Merger Sub”) and NuScale Power, LLC (“NuScale LLC”): (a) the domestication of Spring Valley as a Delaware corporation and the change of its name to “NuScale Power Corporation”; and (b) the merger (“Merger”) of Merger Sub into NuScale LLC, with NuScale LLC surviving, through which the combined company was reorganized in an “UP-C” structure, with NuScale Corp serving as the sole manager of NuScale LLC. Immediately after the Merger, NuScale LLC was owned in part (indirectly through NuScale Corp) by former public and private shareholders of Spring Valley and in part directly by the historical equity owners of NuScale LLC (the “Legacy NuScale Equityholders”). In connection with the Merger, Spring Valley entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors purchased an aggregate of 23,700,002 shares of Class A Common Stock for an aggregate purchase price of $235,000,000.
As a result of these transactions, immediately after the Merger, former shareholders of Spring Valley and the PIPE Investors owned shares of Class A Common Stock of NuScale Corp; NuScale Corp held (and continues to hold) NuScale LLC Class A Units with sole management control of NuScale LLC; and the Legacy NuScale Equityholders held NuScale LLC Class B Units and an equal number of shares of Class B Common Stock of NuScale Corp (which represent a right to cast one vote per share at the NuScale Corp level, and carry no economic rights), which they may convert into shares of Class A Common Stock.
Offering
This prospectus registers (1) the issuance of up to 154,720,015 shares Class A Common Stock upon exchange (which Class B Units were originally purchased at various times since 2007 for ascribed prices per unit ranging from approximately $0.00 (for certain incentive awards) to $7.76 per unit, and which, together with Class B Units of NuScale LLC previously exchanged for Class A Common Stock, collectively had a weighted average ascribed purchase price of $4.74 per unit immediately after the Merger) and cancellation of a corresponding number of shares of Class B Common Stock of NuScale Corp, and the resale of most of those shares; (2) the issuance of up to 9,558,701 shares of Class A Common Stock upon the exercise of the redeemable warrants issued in Spring Valley’s initial public offering (“IPO”) and converted in the Merger into warrants to purchase Class A common; (3) the issuance of up to 8,900,000 shares of Class A Common Stock upon the exercise of warrants that were issued in a private placement concurrently with the IPO and converted into warrants to purchase Class A Common Stock (“Private Placement Warrants”) and the resale of such shares; and (4) the resale of up to: 8,900,000 Private Placement Warrants, which were originally purchased for $1.00 per warrant; 22,137,482 shares of Class A Common

Stock, which were originally purchased for approximately $10.00 per share by the PIPE Investors; and 120,000 shares of Class A Common Stock held by former directors of Spring Valley (“Spring Valley Founders”), which were originally purchased for approximately $0.003 per share.
Our issuance of Class A Common Stock in exchange for NuScale LLC Class B Units will not result in proceeds; any net proceeds we receive upon the exercise of warrants will be used for general corporate purposes. The selling securityholders will determine when and how they will dispose of the shares of Class A Common Stock or warrants registered under this prospectus for resale. We will not receive any proceeds from sales by selling securityholders.

RISK FACTORS
Investment in the securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors related to our business and operations described in Part I, Item 1A of our most recent Annual Report on Form 10-K under the heading “Risk Factors” as updated in Part II, Item 1A of subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors,” which are incorporated by reference in this prospectus. See “Where You Can Find More Information; Incorporation By Reference” in this prospectus. The risks and uncertainties we have described are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
The issuance of Class A Common Stock in exchange for NuScale LLC Class B Units will not result in proceeds to NuScale. Any net proceeds we receive upon exercise of warrants will be used for general corporate purposes. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive from such exercises, depends on the trading price of our Class A Common Stock, which may not exceed the $11.50 warrant exercise price before the warrants expire. In certain circumstances, the warrants can be exercised on a cashless basis.
All of the warrants and shares of Class A Common Stock offered by the selling securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales. The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such selling securityholders in disposing of their shares of Class A Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including registration and filing fees, NYSE listing fees, and fees and expenses of our legal counsel and our independent registered public accountants.

SELLING SECURITYHOLDERS
This prospectus relates to the resale from time to time of 8,900,000 warrants to purchase Class A Common Stock and an aggregate of 202,912,854 shares of Class A Common Stock. The selling securityholders may from time to time offer and sell any or all of the warrants or shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling securityholders’ interest in the Class A Common Stock other than through a public sale (including a sale pursuant to Rule 144). Such selling securityholders may currently hold shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part, or may receive shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part upon exchange of NuScale LLC Class B Units for NuScale Class A Common Stock, or upon exercise of a Private Placement Warrant.
Certain of our stockholders, including certain selling securityholders, purchased their shares for amounts below recent trading prices of our Class A Common Stock and our warrants. The Spring Valley Founders paid approximately $1.00 per Private Placement Warrant and $0.003 per share for Class A Common Stock; PIPE Investors paid approximately $10.00 per share for Class A Common Stock; and Legacy NuScale Equityholders paid a weighted average ascribed purchase price of $4.74 per unit for Class B Units (which may be exchanged on a one-for-one basis into shares of Class A Common Stock). For example, based on the closing price of Class A Common Stock of $7.79 as of May 26, 2023, and assuming all shares had been sold immediately after the Merger at such price, the Spring Valley Founders could have experienced a potential profit of approximately $7.79 per share, or $934,800 in the aggregate; and the Legacy NuScale Equityholders could have realized a potential profit (on average) of approximately $3.05 per share, or $544.1 million in the aggregate. Similarly, if Spring Valley Sponsor, LLC sold Private Placement Warrants for $1.70 per warrant, the closing price of our warrants on May 26, 2023, it would realize a potential profit of approximately $0.70 per warrant, or $6.2 million in the aggregate. Purchasers of Class A Common Stock in the offering made by this prospectus may not experience a similar rate of return.
The following table sets forth, as of the date of this prospectus, (i) the names of the selling securityholders, (ii) the number of NuScale LLC Class B Units held by such selling securityholders, if any, before the exchange of such NuScale LLC Class B Units for shares of Class A Common Stock (and cancellation of a corresponding number of shares of Class B Common Stock), (iii) the number of shares of Class A Common Stock, Class B Common Stock and Private Placement Warrants held by such selling securityholders prior to any exchange by them of NuScale LLC Class B Units (and cancellation of a corresponding number of shares of Class B Common Stock), (iv) the aggregate number of shares of Class A Common Stock that will be owned by such selling securityholders after the exchange of NuScale LLC Class B Units held by them (and cancellation of a corresponding number of shares of Class B Common Stock) and the exercise of Private Placement Warrants, and (v) the aggregate number of shares of Class A Common Stock that will be owned by such selling securityholders following the sale of shares in this offering. The percentage ownership of shares of Class A Common Stock is based on an aggregate of 228,229,811 shares of NuScale Class A Common Stock and NuScale Class B Common Stock issued and outstanding as of May 26, 2023.
For purposes of the table below, we have assumed that the selling securityholders will not acquire beneficial ownership of any additional securities during the offering. The following table is prepared based on information provided to us by the selling securityholders. In addition, we assume that the selling securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. Any changed or new information given to us by the selling securityholders, including regarding the identity of, and the securities held by, each selling securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
We have determined beneficial ownership in accordance with the rules of the SEC. The information in the table below was determined upon review of the records and public filings available to us, and may not reflect information not found in these sources. Beneficial ownership generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each selling securityholder identified in the table possesses sole voting and investment power over the shares of

Class A Common Stock shown as beneficially owned by the selling securityholder. The information is not necessarily indicative of beneficial ownership for any other purpose.

		NuScale Power Corporation Securities Beneficially Owned Before Exchange and this Offering			Shares of Class A Common Stock Beneficially Owned Following Exchange(2)		NuScale Power Corporation Securities Beneficially Owned Following Exchange and this Offering(3)
Name of Selling Security Holder	NuScale LLC Class B Units Owned Prior to Exchange and this Offering(1)	Shares of Class A Common Stock	Shares of Class B Common Stock(1)	Private Placement Warrants	Number	%	Number	%	Private Placement Warrants
Fluor Enterprises, Inc.	125,936,472	—	125,936,472	—	125,936,472	55.2%	—	—	—
NuScale Holdings Corp.(4)	463,747	—	463,747	—	463,747	*	—	—	—
Japan NuScale Innovation, LLC	19,285,070	—	19,285,070	—	19,285,070	8.4%	—	—	—
Doosan Enerbility Co., Ltd.	—	3,902,061	—	—	3,902,061	1.7%	—	—	—
GS Energy NA Investments, Inc.	5,157,405	—	5,157,405	—	5,157,405	2.3%	—	—	—
Next Tech 3 New Technology Investment Fund	—	4,512,729	—	—	4,512,729	2.0%	—	—	—
Next Tech 1 New Technology Investment Fund	—	4,241,765	—	—	4,241,765	1.9%	—	—	—
Sargent & Lundy NuHoldings, LLC	—	2,851,696			2,851,696	1.2%
Samsung C&T Corporation	2,578,702	5,200,002	2,578,702	—	7,778,704	3.4%	—	—	—
NuScale Korea Holdings LLC	—	2,138,705	—	—	2,138,705	*	—	—	—
Next Tech 2 New Technology Investment Fund	—	372,420	—	—	372,420	*	—	—	—
Spring Valley Acquisition Sponsor, LLC	—	4,696,925	—	8,900,000	13,596,925	6.0%	—	—	—
Debra Frodl(5)	—	40,000	—	—	40,000	*	—	—	—
Richard Thompson(5)	—	40,000	—	—	40,000	*	—	—	—
Patrick Wood III(5)	—	40,000	—	—	40,000	*	—	—	—
CPEI LLC	—	1,959,818	—	—	1,959,818	*	—	—	—
DSPE Alpha Private Equity Fund	—	5,210,000	—	—	5,210,000	2.3%	—	—	—
NH Investment & Securities Co., Ltd. (as a trustee for and on behalf of DS Benefit. N Hedge Fund)	—	2,790,000	—	—	2,790,000	1.2%	—	—	—
Green Energy New Technology Investment Fund	—	4,196,162	—	—	4,196,162	1.8%	—	—	—
Pearl Energy Investments II, L.P.	—	500,000	—	—	500,000	*	—	—	—
SailingStone Global Natural Resources Fund	—	59,198	—	—	59,198	*	—	—	—
The Trustees of the University of Pennsylvania Retiree Medical and Death Benefits Trust	—	18,312	—	—	18,312	*	—	—	—
SailingStone Capital Partners LLC, as investment manager on behalf of Victory Global Energy Transition Fund, a series of Victory Portfolio	—	563,808	—	—	563,808	*	—	—	—
Nucor Corporation	—	1,500,000	—	—	1,500,000	*	—	—	—
Kent Kresa(6)	19,783	11,439	19,783	—	31,222	*	11,439	*	—
Dale Atkinson(7)	—	166,564	—	—	166,564	*	110,195	*	—
Christopher Colbert(8)	—	95,038	—	—	95,038	*	19,453	*	—
José N. Reyes(9)	—	445,088	—	—	445,088	*	293,885	*	—
Julie Adelman(10)	8,660	3,538	8,660	—	12,198	*	3,538	*	—
__________________
*Less than one percent
(1)A holder of one NuScale LLC Class B Unit also holds one share of Class B Common Stock, which has no economic rights and represents only the right to cast one vote at the NuScale Corp level.
(2)Assumes that we exchange the NuScale LLC Class B Units of such selling securityholder for shares of Class A Common Stock, regardless of whether such they are currently exchangeable, and the exercise of the Private Placement Warrants. Also assumes that no transactions with respect to the Private Placement Warrants, shares of Class A Common Stock or NuScale LLC Class B Units occur other than the exchange.
(3)Assumes that the selling securityholders sell all of their shares of Class A Common Stock offered pursuant to this prospectus. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of Class A Common Stock of only such selling securityholder.
(4)Fluor Enterprises, Inc. has a controlling interest in NuScale Holdings Corp.
(5)Ms. Frodl, Mr. Thompson, and Mr. Wood each served as a director on the board of Spring Valley prior to the Closing Date.
(6)Mr. Kresa serves as a director on the board of NuScale.

(7)Mr. Atkinson previously served as chief commercial officer and chief nuclear officer of NuScale.
(8)Represents 75,585 shares held by Christine Thompson-Colbert and 19,453 shares held by Christopher Colbert. Mr. Colbert and Ms. Thompson-Colbert are spouses, and each holder disclaims any beneficial ownership of the other’s shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Mr. Colbert serves as the chief financial officer of NuScale.
(9)Represents 151,203 shares held in Donna Jean Reyes Trust, dated August 2, 2021, Donna Jean Reyes as Trustee, and 293,885 shares held in Jose N. Reyes, Jr. Trust dated August 2, 2021. Dr. Reyes and Ms. Reyes are spouses, and Dr. Reyes holds voting and dispositive power over the shares. Dr. Reyes serves as the chief technical officer of NuScale.
(10)Represents 8,660 shares held by Paul Adelman and 3,538 shares held by Julie Adelman. Ms. Adelman and Mr. Adelman are spouses, and each holder disclaims any beneficial ownership of the other’s shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Ms. Adelman serves as the senior director in accounting and controller of NuScale.
We cannot advise you as to whether the selling securityholders will in fact convert NuScale LLC Class B Units, exercise the Private Placement Warrants, or sell any or all of the shares of Class A Common Stock issued upon exchange or exercise.
Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of securities registered on its behalf. A selling securityholder may sell or otherwise transfer all, some, or none of such securities in this offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION
We are registering (i) 202,912,854 shares of Class A Common Stock for possible sale by the selling securityholders from time to time (which includes up to 8,900,000 shares of Class A Common Stock that are issuable upon the exercise of Private Placement Warrants by the holders thereof) and (ii) up to 8,900,000 Private Placement Warrants for possible sale by the selling securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of Class A Common Stock and Private Placement Warrants to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock and Private Placement Warrants.
The selling securityholders, which as used herein include donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our Class A Common Stock or Private Placement Warrants or interests in our Class A Common Stock or private placement warrants received after the date of this prospectus from the selling securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their shares of Class A Common Stock or Private Placement Warrants or interests in our Class A Common Stock or Private Placement Warrants on any stock exchange, market, or trading facility on which shares of our Class A Common Stock or Private Placement Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.
Each selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.
The selling securityholders may use any one or more of the following methods when disposing of their securities or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their members, partners, or stockholders;
•short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to one or more purchasers;
•through agents;
•broker-dealers who may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share or warrant;
•a combination of any such methods of sale;
•any other method permitted pursuant to applicable law.
The selling securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or Private Placement Warrants owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee, or other successors-in-interest as the selling securityholders under this prospectus. The selling securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our Class A Common Stock or Private Placement Warrants or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Class A Common Stock or Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or Private Placement Warrants to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or Private Placement Warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants exercised for cash. The aggregate proceeds to the selling securityholders from the sale of shares of our Class A Common Stock or Private Placement Warrants offered by them will be the purchase price of such securities, less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock or Private Placement Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.
A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of shares of Class A Common Stock or Private Placement Warrants, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The selling securityholders also may in the future resell a portion of our Class A Common Stock or Private Placement Warrants in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.
The selling securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A Common Stock or Private Placement Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any selling securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the selling securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, the number of shares of our Class A Common Stock or Private Placement Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Common Stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or warrants by bidding for or purchasing shares of Class A Common Stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The selling securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock is listed on the NYSE under the symbol “SMR” and our warrants are listed on the NYSE under the symbol “SMR.WT”.
The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
Under the registration rights agreement, dated May 2, 2022 between NuScale Corp., Spring Valley Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”), the Sponsor Sub, the former independent directors of Spring Valley and certain equity holders of NuScale Corp and NuScale LLC (the “Registration Rights Agreement”) and the subscription agreements dated December 13, 2021, March 29, 2022, or April 4, 2022 (as amended from time to time) that Spring Valley entered into with the PIPE Investors (the “Subscription Agreements”), we have agreed to indemnify the selling securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling securityholders may be required to make with respect thereto. In addition, we and the selling securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the Registration Rights Agreement and the Subscription Agreements. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The selling securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.
The selling securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock and Private Placement Warrants. This prospectus and any accompanying prospectus supplement will identify the selling securityholders, the terms of our Class A Common Stock or Private Placement Warrants, and any material relationships between us and the selling securityholders. The selling securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock or Private Placement Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock or Private Placement Warrants.
A selling securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock or Private Placement Warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of Class A Common Stock or warrants pursuant to the distribution through a registration statement.
To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
We have agreed to indemnify certain selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of common stock. The selling securityholders may indemnify any broker-dealer, agent or underwriter that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock and Private Placement Warrants to be offered and sold pursuant to this prospectus.
A holder of warrants may exercise its warrants in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.
Restrictions to Sell
The Sponsor Sub, certain directors of Spring Valley and certain Legacy NuScale Equityholders agreed to certain restrictions on transfer with respect to their securities.

LEGAL MATTERS
Stoel Rives LLP has passed upon the validity of the securities of NuScale Corp offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of NuScale Power Corporation appearing in NuScale Power Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE
We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.nuscalepower.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.
We disclose important information to you in this prospectus by referring you to document filed separately with the SEC. The information incorporated by reference is part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;
•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;
•our Current Report on Form 8-K filed June 1, 2023; and
•the description of securities set forth in the section titled “Description of NuScale Corp’s Capital Stock” in the combined prospectus/proxy statement dated April 7, 2022 and filed pursuant to Rule 424(b)(3) on April 8, 2022, and any amendment or report filed with the SEC for the purpose of updating such description.
All reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and will form part of this prospectus from the date of the filing of such reports and documents.
You may request additional free copies of this prospectus and a free copy of any documents incorporated by reference in this prospectus you should contact us by telephone or in writing: NuScale Power Corporation, Attn: Corporate Secretary, 6650 SW Redwood Lane, Suite 210, Portland, OR 97224; (971) 371‑1592.